Exhibit 10.4

Infrablue Ltd
Suite 5. 15, MLS Business Centre
130 Shaftesbury Avenue
London, W1D 5EU

Mitchell Johnson
3 Deacons Terrace
Harecourt Road
London
N1 2PH

20th July 2004

Dear Mitchell

This letter supersedes clause 2 in your appointment letter dated 1st April 2004.

Conditional upon your continued employment with the company and in consideration of you providing your services to the Company, the Company will issue to you on the anniversary of every three months from the date of your commencement of employment 40,833 shares to a total of 245,000 ordinary shares, upon the final issue being made a further 2 shares will be issued.

In the event that the Company accepts either a listing or a take-over, the balance outstanding of 245,000 will be issued.

The total number of shares issued shall not exceed 245,000.

The Company shall issue the relevant shares, enter your details in the register of members of the Company, and deliver a share certificate in respect of the relevant shares within 14 days of the end of the quarter period.

Should the Employment Contract be terminated by either party at any time before the period of 18 months, or an exit is provided, then no further shares will be issued.

I should be grateful if you would sign and return the enclosed copy of this letter to indicate your agreement and acceptance of its terms.

Yours sincerely,

/s/ Garth Hochong       P.A.
___________________________________
For and on behalf of the Publiclock Inc.

I hereby agree to and accept the above terms

/s/ Mitchell Johnson
___________________________________
Mitchell Johnson

Dated: "20-07-06"

Registered Address
27 New Bond Street
London, W1S 2RH
Company No: 3836824